EXHIBIT 23.2

PIERCE ATWOOD LLP Attorneys at Law	One New Hampshire Avenue Suite 350 Portsmouth, New Hampshire 03801 (603) 433-6300

August 27, 2007

Environmental Power Corporation

One Cate Street, Fourth Floor

Portsmouth, New Hampshire 03801

Re:         Registration Statement on Form S-3

Ladies and Gentlemen:

We hereby consent to the use of our name in the Registration Statement on Form S-3 of Environmental Power Corporation for the registration 5,175,000 shares of Common Stock, as filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act in the rules and regulations of the Commission.

Very truly yours,

/s/ Pierce Atwood LLP

PIERCE ATWOOD LLP